Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION ANNOUNCES EXPANSION OF ITS STOCK REPURCHASE PROGRAM AND AN INCREASE IN ITS QUARTERLY CASH DIVIDEND

ISSAQUAH, Wash., April 26, 2011 – Costco Wholesale Corporation (“Costco” or the “Company”) (NASDAQ: COST) today announced that its Board of Directors has approved a common stock repurchase program of up to $4 billion. This program will expire in April 2015 and replaces the existing program, which has unused authorization of approximately $800 million, which will expire in July 2011. The Board of Directors also declared a quarterly cash dividend on Costco common stock and approved a quarterly increase from $.205 to $.24 per share, or $.96 per share on an annualized basis. The dividend is payable May 27, 2011, to shareholders of record at the close of business on May 13, 2011.

Costco currently operates 581 warehouses, including 425 in the United States and Puerto Rico, 80 in Canada, 22 in the United Kingdom, seven in Korea, six in Taiwan, eight in Japan, one in Australia and 32 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open up to twelve additional new warehouses (including the relocation of a warehouse to a larger and better-located facility and the reopening of San Marcos, CA – previously closed for an onsite relocation) prior to the end of its 2011 fiscal year on August 28, 2011.

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

Issaquah Home Office • 999 Lake Drive • Issaquah, WA 98027-5367 • (425) 313-8100